Mr. Ronald Hirsch
Chairman
Nord Resources Corporation
P.O. Box 384
Dragoon, AZ 85609

December 19th, 2006

Re: Nord Resources Corporation ("Nord") $4,900,000 Amended and Restated Secured Promissory Note dated May 31, 2006 (as amended, the "Promissory Note")

Dear Mr. Hirsch:

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the above referenced Promissory Note. As amended to date, Section 1 of the Promissory Note sets forth a maturity date of "the earlier of (a) December 22, 2006; or b) the closing of a registered equity offering by the Company which raises not less than U.S. $20,000,000." Subject to your acceptance and execution hereof, this letter shall evidence our agreement that such December 22, 2006 date is hereby extended to January 15, 2007, subject to the following terms:

By your acceptance and execution hereof, you represent and warrant that no Default, nor event which with the passage of time or notice or both would become a Default, has occurred and is continuing and all of the representations and warranties contained in the Loan Documents are true and correct as of the date hereof.

Best regards,

Nedbank Limited

1st Floor, Old Mutual Place, 2 Lambeth Hill, London, EC4V 4GG, England, Tel +44(0)20 7002 3400 Fax +44(0)20 7002 3404

Accepted and Agreed:
NORD RESOURCES CORPORATION

By: ______________________

December 20, 2006

I, Justin M. Sullivan, Chief Operating Officer of Auramet Trading, LLC, a participant in the Loan Documents pursuant to that certain Agreement for Credit Risk Participation dated as of November 8, 2005, as amended, hereby consent to the foregoing extension.

____
Justin M. Sullivan
COO
Auramet Trading, LLC
December 19, 2006